EXHIBIT 99

November 13, 2009

Dear Shareholder:

Enclosed please find a copy of our unaudited financial results for the quarter ending September 30, 2009 as reported in our 10-Q filing with the SEC.  These results differ slightly from the preliminary unaudited results announced October 22, 2009 due to an increase of our reserve for loan losses for an additional $1.1million for that period. This additional provision increased our previously reported net loss from $1.6 million, or $0.10 per share to $2.3 million, or $0.14 per share.

 High levels of unemployment and declines in real estate values locally continue to negatively impact our earnings. We have taken a number of steps over the last several years to reduce our exposure to certain loan risk categories, improve our loan oversight and collection procedures, and reduce expenses. The positive impact of these initiatives have been overshadowed by continued required additions to our loan loss reserve, higher than expected levels of charge-offs, and continued write downs in the value of real estate property that we have acquired in foreclosure.   In addition, as we reported in our quarterly earning release, we recently experienced a decline in the value of certain investments we hold in our securities portfolio.

Our efforts to eliminate problem loans continue. As an example, we reduced our portfolio of foreclosed properties by conducting two real estate auctions that we held in June and October.  While we currently see some signs of stability in area property values and a leveling off of the number of loan delinquencies, we anticipate that it will take some time before we experience any meaningful recovery in the southeast Michigan economy.

Notwithstanding the need to increase our reserve for loan losses, the Bank remains “well capitalized” under all applicable regulatory capital regulations. As I have indicated in earlier communications to you, we have been targeting an 8% Tier 1 Leverage Ratio at the Bank level since 2007. The Tier 1 Leverage Ratio is one of the important capital ratios that a Bank must monitor. The minimum Tier 1 Leverage for a bank to be considered “well capitalized” under regulatory capital guidelines is 5%. Unfortunately, the challenges mentioned above have impacted our earnings and lowered this ratio to a current level of approximately 7%.  Although we remain “well capitalized”, we are continually evaluating actions, including means of increasing our capital, that we believe can improve our Tier 1 Leverage Ratio and other applicable regulatory ratios.

On behalf of the entire board of directors, officers and staff we extend our thanks to you, our shareholders, for your continued support.

Sincerely,
H. Douglas Chaffin
President & CEO

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands, except per share data	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$13,229	$15,689	$39,994	$47,888
Interest on investment securities-
Tax-exempt	837	844	2,579	2,477
Taxable	3,544	4,558	11,872	14,312
Interest on balances due from banks	30	-	57	-
Interest on federal funds sold	-	22	-	23
Total interest income	17,640	21,113	54,502	64,700

Interest Expense
Interest on deposits	4,174	6,263	14,280	20,122
Interest on borrowed funds	2,950	3,764	9,308	11,912
Total interest expense	7,124	10,027	23,588	32,034

Net Interest Income	10,516	11,086	30,914	32,666
Provision For Loan Losses	6,800	4,100	19,000	8,000
Net Interest Income After
Provision For Loan Losses	3,716	6,986	11,914	24,666

Other Income
Income from wealth management services	936	1,087	2,756	3,333
Service charges and other fees	1,516	1,683	4,304	4,795
Net gain on sales of securities	4,365	323	5,021	371
Other Than Temporary Impairments on securities	(2,693)	-	(9,093)	-
Portion of OTTI loss recognized in other comprehensive income (before taxes)	(1,859)	-	3,772	-
Origination fees on mortgage loans sold	119	73	350	357
Bank owned life insurance income	369	355	1,034	985
Other	806	744	2,376	2,244
Total other income	3,559	4,265	10,520	12,085

Other Expenses
Salaries and employee benefits	5,122	5,090	15,956	16,113
Occupancy expense	804	801	2,445	2,712
Equipment expense	729	804	2,348	2,480
Marketing expense	277	297	798	894
Professional fees	419	401	1,286	1,325
Collection expenses	121	87	685	514
Net loss on other real estate owned	1,927	2,215	7,957	2,604
Other real estate owned expenses	399	438	1,165	1,026
FDIC Deposit Insurance Assessment	628	226	2,314	394
Other	964	1,006	3,022	3,164
Total other expenses	11,390	11,365	37,976	31,226

Income (Loss) Before Income Taxes	(4,115)	(114)	(15,542)	5,525
Income Tax Expense (Benefit)	(1,790)	(438)	(6,477)	836
Net Income (Loss)	$(2,325)	$324	$(9,065)	$4,689

Basic Earnings (Loss) Per Common Share	$(0.14)	$0.02	$(0.56)	$0.29

Diluted Earnings (Loss) Per Common Share	$(0.14)	$0.02	$(0.56)	$0.29

Common Stock Dividends Declared Per Share	$-	$0.09	$0.02	$0.45

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2009
Dollars in thousands	(Unaudited)	December 31, 2008

ASSETS
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$14,500	$24,463
Interest bearing	56,731	26,323
Total cash and cash equivalents	71,231	50,786

Securities - Held to Maturity	34,655	46,840
Securities - Available for Sale	331,945	406,117
Federal Home Loan Bank stock - at cost	13,086	13,086
Loans held for sale	418	784
Loans - Net	860,522	922,420
Accrued interest receivable and other assets	49,830	43,973
Bank Owned Life Insurance	47,961	45,488
Premises and Equipment - Net	32,864	32,907
Total assets	$1,442,512	$1,562,401

LIABILITIES
Deposits:
Non-interest bearing	$121,746	$144,585
Interest-bearing	925,903	991,493
Total deposits	1,047,649	1,136,078

Federal Home Loan Bank advances	243,500	261,500
Repurchase agreements	30,000	30,000
Interest payable and other liabilities	11,766	13,846
Total liabilities	1,332,915	1,441,424

STOCKHOLDERS' EQUITY
Common stock (no par value; 30,000,000 shares authorized, 16,178,121 and 16,148,482 shares issued and outstanding)	554	321
Retained Earnings	113,508	122,896
Accumulated other comprehensive loss	(4,465)	(2,240)
Total stockholders' equity	109,597	120,977
Total liabilities and stockholders' equity	$1,442,512	$1,562,401